Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

with respect to notes linked to the EURO STOXX 50® Index, $2,051,000 and with respect to notes liked to the S&P 500® Futures Excess Return Index, $2,289,000.